Exhibit 10.28

Address: Suite 1519 Tower 2

Bright China Chang An Building

7 Jianguomen Nei Avenue, Beijing 100005

Derek Palaschuk

Box 580

Raymore, Sask, Canada

SOA 3GO

Dear Derek;

You have indicated to me your intention to resign from your position as the Chief Financial Officer of Sohu.com Inc. (“Sohu”). You have kindly offered to delay your departure in order to permit us to find a suitable replacement for you as Chief Financial Officer. This letter (“Letter Agreement”) confirms our agreement as to your resignation from employment with Sohu and the terms and conditions of your agreement, at the request of Sohu’s Board of Directors, to remain with Sohu for a suitable transition period. For good and valuable consideration, we have agreed as follows:

1.    Resignation from Employment. Sohu’s Board of Directors has accepted your resignation from employment with Sohu effective as of June 30, 2004 (the “Effective Date”). Subject to possible earlier termination of your employment as described below, you will receive through the Effective Date all amounts due to you under your January 1, 2003 Employment Agreement with Sohu (the “Employment Agreement”), and you will continue to serve as Sohu’s Chief Financial Officer and have full responsibility for overseeing Sohu’s finance function, including but not limited to the preparation of financial statements for the year ended December 31, 2003 and the first quarter of 2004.

2.    Early Termination. You and Sohu understand and acknowledge that (a) Sohu may chose to terminate your employment at any time after January 31, 2004 and prior to the Effective Date if a new Chief Financial Officer is hired and commences work with Sohu or for any other reason without Cause (as defined in the Employment Agreement) at the Board of Directors’ sole discretion, subject to the continued vesting of your options and payments to you of severance as set forth in paragraphs 3 and 4 below, and (b) you may chose to terminate your employment with Sohu at any time after January 31, 2004 and prior to the Effective Date voluntarily, provided that if you terminate your employment voluntarily other than with “Good Reason” (as defined in the Employment Agreement) you would forfeit continued vesting of your options and receipt of a severance as set forth in paragraphs 3 and 4 below and (c) you may terminate your employment with Sohu at any time after January 31, 2004 and prior to the Effective Date with Good Reason, and in such case you would receive continued vesting of your options and payments to you of severance as set forth in paragraphs 3 and 4 below.

3.    Continued Vesting of Options. In consideration of your agreement in this Letter Agreement to delay the effectiveness of your resignation, and notwithstanding anything to the contrary in Sohu’s 2000 Stock Incentive Plan (“Incentive Plan”) or the applicable agreements and certificates, your options to purchase common stock of Sohu (the “Options”) will continue to vest until December 31, 2004 and will be exercisable to the extent vested as of December 31, 2004 in accordance with the Incentive Plan. Notwithstanding the foregoing, should you leave the employ of Sohu prior to the Effective Date voluntarily other than with Good Reason, the vesting and exercisability of your Options will terminate as of the date of the termination of your employment. If you leave with Good Reason, your options to purchase common stock of Sohu will continue to vest until December 31, 2004 and will be exercisable to the extent vested as of December 31, 2004 in accordance with the Incentive Plan.

4.    Severance. In consideration of your agreement in this Letter Agreement to delay the effectiveness of your resignation, and notwithstanding anything to the contrary in the Employment Agreement, you will be entitled to receive those benefits listed in Section 6(d) of your Employment Agreement after the effective date of the termination of your employment with Sohu. Notwithstanding the foregoing, should you leave the employ of Sohu prior to the Effective Date of Sohu voluntarily other than with Good Reason, you will be entitled to such salary and benefits as defined in Section 6(b) of the Employment Agreement.

5.    Resignation. By signing below, you hereby confirm that you resign, effective as of June 30, 2004 from all officer, manager and director positions you hold in Sohu and all affiliated and related entities (collectively with Sohu, the “Sohu Group”), and that you will at such time cease having any rights to use any titles in such entities or with respect to any of the businesses operated thereby.

6.    Termination of Employment Agreement. Except for Section 7(c) and Sections 9, 10, 11 and 12 of the Employment Agreement, which will survive indefinitely, you and Sohu hereby agree that the Employment Agreement will be terminated effective as of the Effective Date or such earlier date as your employment with Sohu may be terminated in accordance with the terms of this Letter Agreement. You agree that the Employee Non-Competition, Non-Solicitation, Confidential Information and Work Product Agreement (the “Employee Obligations Agreement”) you entered into with Sohu will survive the termination of your employment in accordance with its terms. Sohu and you agree that your employment with or provision of services to a person or entity that provides on-line games or operates an on-line travel Website will not constitute a violation of Section 1 of the Employee Obligations Agreement, except that without the written approval of Sohu, your engaging, directly or indirectly, in any business relationship with any existing partners of any member of the Sohu Group, including without limitation Wizgate, Pixel and Blizzard, will be considered to be such a violation.

7.    Release of Sohu Group. In exchange for Sohu’s promises and agreements contained herein, and subject in all events to the effectiveness of this Letter Agreement, you hereby agree, on your own behalf, and on behalf of your heirs, successors and assigns, that the terms of this Letter Agreement will be in complete and final settlement of any and all claims, rights, interests, demands, compensation and damages (“Claims”), whether known or unknown, of every name and nature, both in law and equity, you have or may have, or have ever had from the beginning of the world to this date, against Sohu or any other member of the Sohu Group, or any director, officer, employee, independent contractor, consultant, stockholder, manager, member, partner, trustee, beneficiary or agent of any of the foregoing through the date hereof, in any way relating to or arising out of your employment with Sohu, and the termination of such employment. This release does not release Sohu from any of its obligations under this Letter Agreement.

8.    Release of You. In exchange for your promises and agreements contained herein, and subject in all events to the effectiveness of this Letter Agreement, Sohu agrees that the terms of this Letter Agreement will be in complete and final settlement of any and all Claims, whether known or unknown, of every name and nature, both in law and equity, it has or may have, or has ever had from the beginning of the world to this date, against you through the date it has signed this Letter Agreement, in any way related to or arising out of your employment with Sohu and the termination of such employment. This release does not release you from, or waive any of the rights of Sohu or any other member of the Sohu Group with respect to, (a) any of your obligations under this Letter Agreement or (b) any act or omission that constitutes gross negligence, intentional misconduct, fraud, bad faith or a knowing material violation of law.

9.    Non-Disparagement. Sohu hereby agrees that it will not, directly or indirectly, disparage, harass, or defame, or instigate, request, encourage, suggest, support or assist any person in disparaging, harassing or defaming (the foregoing, collectively, “Disparage”), you. You hereby agree that you will not, directly or indirectly, Disparage any member of the Sohu Group or the directors, officers, employees, consultants, products or services of any member of the Sohu Group.

10.    Miscellaneous.

(a)    Governing Law. This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware if the dispute is resolved therein, and in accordance with the laws of the People’s Republic of China (“China”) if the dispute is resolved therein or in any other jurisdiction other than the State of Delaware, in each case exclusive of such jurisdiction’s principles of conflicts of law.

(b)    Notices. All notices, requests and other communications under this Letter Agreement will be in writing and will be given in accordance with the notice provisions in Section 10 of the Employment Agreement.

(c)    Entire Agreement. This Letter Agreement constitutes the entire understanding between Sohu and you relating to the subject matter hereof and supersedes and cancels all prior and contemporaneous written and oral agreements and understandings with respect to the subject matter of this Letter Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Letter Agreement.

(d)    Modification: Waiver. No provision of this Letter Agreement may be modified, waived or discharged unless modification, waiver or discharge is agreed to in writing signed by you and such officer of Sohu as may be specifically designated by its Board of Directors. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e)    Validity. The invalidity or unenforceability of any provision or provisions of this Letter Agreement will not affect the validity or enforceability of any other provision of this Letter Agreement, which will remain in full force and effect. Sohu confirms that the terms of this Letter Agreement have been appropriately approved by the Sohu Compensation Committee and the Sohu Board of Directors.

(f)    Language. This Letter Agreement is written in the English language only. The English language also will be the controlling language for all future communications between the parties hereto concerning this Letter Agreement.

(g)    Counterparts. This Letter Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h)    Dispute Resolution. Either party may bring a legal action arising out of, or relating to this Letter Agreement in any forum or jurisdiction permitted in Section 12 of the Employment Agreement with respect to legal actions arising out of the Employment Agreement.

(i)    Further Assurances. Each party agrees to execute, acknowledge and deliver such further instruments as may be deemed necessary or desirable to confirm and carry out the intent of the foregoing undertakings set forth herein, including without limitation, so as to terminate any signature authority you may have had relating to any bank account of Sohu or any other member of the Sohu Group.

(j)    Injunctive Relief. Each party agrees and acknowledges that any breach of the provisions of this Letter Agreement may cause irreparable harm and significant injury to the other to an extent that may be extremely difficult to ascertain. Accordingly, each party agrees that the other party will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this Letter Agreement.

(k)    Representation. In signing this Letter Agreement, you represent that you understand its terms and are entering into it knowingly and voluntarily. You acknowledge that you have been advised by Sohu that you may seek legal counsel of your choice to review it. You further acknowledge that the drafters of this Letter Agreement, attorneys at Goulston & Storrs, P.C., represent Sohu and not you.

If the foregoing is agreeable to you, please sign, date and return the enclosed copy of this Letter Agreement.

Very truly yours,

Chief Executive Officer

DEREK PALASCHUK